EX-4.38
                             RESCISSION AGREEMENT

                             RESCISSION AGREEMENT

     This Rescission Agreement (the "Agreement") is made as of September 17, 2007 by and among Golden Gate Investors, Inc., a California corporation ("GGI") and Gameznflix, Inc., a Nevada corporation ("Gameznflix") and. Each of GGI and Gameznflix may be referred to herein individually as a "Party," or collectively, the "Parties".

                                  WITNESSETH:

     WHEREAS, Gameznflix and GGI previously entered into and executed that certain Assignment and Assumption Agreement dated as of May 29, 2007 (the "Assignment Agreement"); and

     WHEREAS, the parties hereto now desire to rescind the Assignment Agreement and revoke the terms and conditions set forth therein and transfer and return to their prior respective owners all assets, rights and property that may have been transferred pursuant to the terms of the Assignment Agreement.

     NOW THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties have hereby agreed as follows:

1. The Parties to this Agreement hereby individually and jointly agree that the Assignment Agreement shall be rescinded and deemed null and void, effective immediately, and that all terms, conditions, covenants, representations and warranties contained in the Assignment Agreement shall terminate immediately and shall be deemed null and void and of no further effect whatsoever.

2. The Parties to this Agreement hereby agree that any and all assets, rights, property, securities, or items of value that may have been assigned or transferred pursuant to the terms of the Assignment Agreement are to be, immediately upon the execution of this Agreement, transferred and reconveyed to the respective parties that assigned and/or transferred such items under the terms of the Assignment Agreement, and that each party shall be returned to its same position as immediately prior to the execution of the Assignment Agreement.

3. Gameznflix agrees that as consideration for the execution of this Agreement, it shall relinquish and forever waive any ownership claim or right to the RMD Transaction and the associated RMD Transaction Documents and RMD Prepayment (each as defined in the Assignment Agreement) and Gameznflix agrees to return to GGI all of the RMD Transaction Documents and any other items associated with the RMD Transaction.

4. GGI agrees that as consideration for the execution of this Agreement, it shall relinquish and forever waive any ownership claim or right to the $250,000 prepayment credit under the Warrant to Purchase Common Stock dated as of November 11, 2004, as amended, issued by Gameznflix to GGI, as further set forth in that certain Addendum to Convertible Debenture and Warrant to Purchase Common Stock between Gameznflix and GGI dated as of May 23, 2007, as further described and set forth in Section 3 of the Assignment Agreement (the "Prepayment Credit").

5. Gameznflix represents and warrants that there have been no liabilities incurred by it which encumbered the rights associated with the RMD Transaction, including the RMD Transaction Documents, and that the RMD Prepayment has not been reduced, encumbered, or applied in any manner, nor have any conversions or other issuances of securities occurred in connection with the RMD Transaction or the RMD Transaction Documents since the date of the Assignment Agreement. Gameznflix further agrees to indemnify and hold harmless GGI against any debt, liability, reduction in any rights associated with the RMD Transaction or any other obligation in connection with the RMD Transaction, including without limitation any reduction in amount of the RMD Prepayment or conversion or exercise under the RMD Transaction Documents, between the date of the Assignment Agreement and the date hereof.

6. GGI represents and warrants that GGI has not applied, encumbered or otherwise reduced any of the Prepayment Credit between the date of the Assignment Agreement and the date hereof.

7. This Agreement shall be binding upon, and inure to the benefit of Gameznflix and GGI, and their respective successors and assigns.

8. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT
OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF
THIS AGREEMENT AND THE RMD TRANSACTION AND THE ASSIGNMENT
AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NEITHER OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

9. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but both of which counterparts shall together constitute one and the same instrument. A facsimile transmission of this signed Agreement shall be legal and binding on all Parties hereto.

10. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of such Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12. Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

If to GGI, to:

Golden Gate Investors, Inc.
7817 Herschel Avenue, Suite 200
La Jolla, California 92037
Telephone:  858-551-8789
Facsimile:  858-551-8779

If to Gameznflix, to:

Gameznflix, Inc.
1535 Blackjack Road
Franklin, KY 42134
Telephone:  (270) 598-0385
Facsimile:  (270) 778-0025

Any Party may change its foregoing address by notice given pursuant to this Section 12.

13. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without giving effect to the conflict of laws rules thereof or the actual domiciles of the Parties. Each of the Parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties unconditionally and irrevocably consents to the exclusive jurisdiction of the court of the State of California and the Federal District Courts for the State of California with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby unconditionally and irrevocably agrees that the venue of any such action shall be in the downtown branch of the courts located in San Diego County, California.

14. Should any Party hereto employ an attorney for the purpose of enforcing or constituting this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys' fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The "prevailing party" means the Party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Gameznflix, Inc.                                 Golden Gate Investors, Inc.


By: /s/  John Fleming                            By: /s/  Travis Huff
Name: John Fleming                               Name: Travis Huff
Title: Chief Executive Officer                   Title: Portfolio Manager